Exhibit 99.1

Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC ANNOUNCES PARTIAL PREPAYMENT AND AMENDMENT OF SECURED TERM LOAN

Action Reduces Interest Rate And Provides Significant Savings

LOS ANGELES — April 5, 2013 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today the partial prepayment and amendment of its secured term loan entered into on February 23, 2012. This prepayment reduces the outstanding principal amount to $750 million, from the original loan amount of $900 million. The amendment reduces the interest rate to LIBOR plus 2.75% with a LIBOR floor of .75%, down from LIBOR plus 4.0% with a LIBOR floor of 1.0%. The maturity date remains June 30, 2017.

“This amendment furthers our goal to reduce our funding costs across our debt portfolio.  An interest rate reduction of 150 basis points provides meaningful savings,” said ILFC Chief Executive Officer Henri Courpron. “Looking ahead, our key priority remains strengthening our liquidity and capital position by diversifying funding sources and reducing funding costs.”

This loan is entered into by an indirect, wholly owned subsidiary of ILFC, as the borrower, guaranteed on an unsecured basis by ILFC, and on a secured basis by certain wholly owned special purpose subsidiaries of the subsidiary borrower.  Certain collateral that served as security for the secured term loan has been released in connection with the prepayment. The special purpose subsidiaries now collectively own 54 aircraft and related equipment and leases, with an average appraised base value as of December 31, 2012 resulting in an initial loan-to-value ratio of approximately 55%. The maximum loan-to-value ratio remains 63%.

About ILFC

International Lease Finance Corporation (ILFC) is a global market leader in the leasing and remarketing of commercial aircraft.  With approximately 1,000 owned and managed aircraft and commitments to purchase 244 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 A320neo family aircraft, ILFC is the world’s largest independent aircraft lessor. ILFC leases aircraft to approximately 200 airlines in more than 80 countries and provides part-out and engine leasing services through its subsidiary, AeroTurbine. ILFC operates from offices in Los Angeles, Amsterdam, Beijing, Dublin, Miami, Seattle, and Singapore. ILFC is a wholly owned subsidiary of American International Group, Inc. (AIG). www.ilfc.com | Twitter: @ILFCGlobal

About AIG

AIG is the world’s largest insurance organization, serving more than 88 million customers in more than 130 countries and jurisdictions around the world. AIG businesses are market leaders in property casualty insurance, life insurance and retirement services, mortgage insurance, and aircraft leasing. Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: www.linkedin.com/company/aig

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